Exhibit 99.1

Audit Committee Charter

(●, 2024)

This Charter (Charter) sets out the purpose, composition, member qualification, roles and responsibilities, manner of reporting to the Board of Directors (Board) of Breathe BioMedical Inc. (Breathe), and the general objectives & operation of Breathe’s audit committee (Committee).

Mandate of the Committee

The primary mandate of the Committee is oversight of Breathe’s: (a) external auditor (Auditors) and the Auditors’ qualifications, performance and independence, (b) financial reporting and continuous disclosure, (c) financial risk management, (d) Breathe’s whistleblower and fraud function, and (e) compliance with tax and securities laws.

Roles & Responsibilities

The Committee shall take charge of all responsibilities imparted to an audit committee of a public company, as they may apply from time to time to Breathe, under applicable laws and stock exchange requirements and any other requirements of applicable regulatory and professional bodies. In executing its mandate, the Committee shall have the following roles and responsibilities:

External Auditor

The Committee will: (a) be directly responsible for the appointment, compensation, retention and oversight of the work of the Auditors; (b) prior to the annual audit, evaluate the scope of the Auditors’ review, including the Auditors’ engagement letter and the annual audit plan, fee schedule and any related services proposals; (c) ensure receipt from the Auditors of a formal written statement delineating all relationships between the Auditors and Breathe, actively engage in a dialogue with the Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Auditors and take, or recommend that the Board take, appropriate action to oversee the independence of the Auditor; (d) pre-approve all non-audit services to be provided by the Auditors; (e) assist with resolving any disputes between Breathe’s management and the Auditors regarding financial reporting; (f) ensure that the Auditors are in good standing with the Canadian Public Accountability Board and the Public Company Accounting Oversight Board by receiving, at least annually, a report by the external auditor on the audit firm’s internal quality control processes and procedures; and (g) perform other audit, review or attestation services.

Financial Reporting

The Committee will: (a) review the audited consolidated financial statements of Breathe, discuss those statements with management and with the Auditors, and recommend their approval to the Board; (b) review and discuss with management the quarterly consolidated financial statements, and if appropriate, recommend their approval by the Board; (c) review Breathe’s management discussion and analysis, interim and annual press releases, and audit committee reports before Breathe publicly discloses this information; (d) review and consider any significant reports and recommendations issued by the Auditors, together with management’s response, and the extent to which recommendations made by the Auditors have been implemented; (e) review all press releases containing financial information based upon Breathe’s financial statements prior to their release, as well as review any financial information and earnings guidance provided to analysts and rating agencies; and (f) reviewing and approving Breathe’s hiring policies with respect to partners or employees (or former partners or employees) of a current or former auditor; and (g) discuss with the Auditors the quality, not just the acceptability, of Breathe’s accounting principles as applied in its financial reporting, including any significant changes in Breathe’s selection or application of accounting principles.

Financial Risk Management

The Committee will: (a) review with the Auditors and with management, the general policies and procedures used by Breathe with respect to internal accounting and financial controls and remain informed of any weaknesses in internal control that could cause errors or deficiencies in financial reporting or deviations from the accounting policies of Breathe or from applicable laws or regulations; (b) periodically review activities, organizational structure, and qualifications of the Chief Financial Officer (CFO) and the staff in the financial reporting area, circumstances surrounding the departure of any officers in charge of financial reporting, and the appointment of individuals in these functions, and ensure that matters related to succession planning within Breathe are raised for consideration at the Board; (c) review management plans regarding any changes in accounting practices or policies and the financial impact thereof; and (d) establishing procedures for: reviewing the adequacy of Breathe’s insurance coverage, including the Directors’ and Officers’ insurance coverage; and (e) review status of significant accounting estimates and judgements (e.g. reserves) and special issues (e.g. major transactions, changes in the selection or application of accounting policies, off-balance sheet items, effect of regulatory and financial initiatives).

Fraud & Whistleblower Program

The Committee will: (a) establish procedures for the confidential, anonymous submission by employees of Breathe of complaints regarding questionable accounting or auditing matters and the receipt, retention and treatment of any such complaints; and (b) review fraud prevention policies and programs, and monitor their implementation.

Compliance with Laws

The Committee will: review regular reports from management and others (e.g., external auditors, legal counsel) with respect to Breathe’s compliance with laws and regulations relating to financial controls, records and reporting including: (a) tax and financial reporting laws and regulations; (b) legal withholding requirements; (c) laws and regulations which expose directors to liability; and (d) orientation of new members and continuous education of all members.

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Internal Controls and Disclosure Controls

The Committee will: (a) oversee management’s review of the adequacy of internal controls that have been adopted by Breathe to safeguard assets from loss and unauthorized use and to verify the accuracy of the financial records; (b) review any special audit steps adopted in light of any significant deficiencies or any material weaknesses in the design or operation of Breathe’s internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in Breathe’s internal control over financial reporting; and (c) review the controls and procedures that have been adopted by Breathe to confirm that material information about Breathe and its subsidiaries that is required to be disclosed under applicable law or stock exchange rules is disclosed.

The Committee is also responsible for the other matters as set out in this Charter and/or such other matters as may be directed by the Board from time to time.

Composition

The Committee must be comprised of a minimum of three directors of Breathe. All of the members of the Committee must be independent directors of Breathe as defined in National Instrument 52-110 – Audit Committees (NI 52-110) and under applicable stock exchange rules. All members of the Committee must be financially literate as defined in NI 52-110 and shall not have participated in the preparation of the financial statements of Breathe or any current subsidiary of Breathe at any time during the past three years. Members must not accept any consulting, advisory, or other compensatory fee from Breathe other than for Board service. At least one member of the Committee shall be financially sophisticated, in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities. For the purposes of this Charter, the definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by Breathe’s financial statements.

The Board will appoint a chair of the Committee (Chair) to serve for a term of one (1) year on an annual basis. The Chair may serve as the chair of the Committee for any number of consecutive terms. The Chair shall be responsible for leadership of the Committee, including scheduling and chairing meetings, preparing agendas and briefing documents, and making regular reports to the Board. The Committee may form and delegate authority to subcommittees where appropriate.

The members of the Committee will be appointed by the Board annually, and from time to time to fill vacancies, as required. A Committee member may be removed or replaced at any time at the discretion of the Board and will cease to be a member of the Committee on ceasing to be an independent director.

Meetings & Minutes

The Committee shall meet as necessary, at a minimum at least four (4) times per year, to enable it to fulfill its responsibilities and duties as set forth herein.

The quorum required to constitute a meeting of the Committee is set at a majority of members. The Chair will set the agenda for each meeting, after consulting with management and the external auditor. Agenda materials such as draft financial statements must be circulated to all Committee members prior to the meeting for members to have a reasonable amount of time to review the materials.

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The Auditors, will be provided with notice as necessary of any Committee meeting, will be invited to attend each such meeting and will receive an opportunity to be heard at those meetings on matters related to the Auditors’ duties.

The Committee will meet in camera separately with each of the Chief Executive Officer (CEO) and the CFO at least annually to review the financial affairs of Breathe. The Committee will meet with the Auditors in camera at least once each year, at such time(s) as it deems appropriate, to review the external auditors’ examination and report.

Each of the Chair of the Committee, members of the Committee, Chair of the Board, external auditor, CEO, CFO or secretary shall be entitled to request that the Chair of the Committee call a meeting which shall be held within 48 hours of receipt of such request to consider any matter that such individual believes should be brought to the attention of the Committee.

The Committee will keep minutes of its meetings which accurately record the decisions reached by the Committee, and which minutes are filed with the minutes of the meetings of the Board.

Reporting

The Committee will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

Express Authority

The Committee shall have unrestricted access to Breathe’s officers and employees. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities and duties. In addition to all authority required to carry out the duties and responsibilities included in this Charter, the Committee has specific authority to: (a) engage, set and pay the compensation for independent counsel and other advisors as it determines necessary to carry out its duties and responsibilities, and any such consultants or professional advisors so retained by the Committee will report directly to the; and (b) communicate directly with management and any internal auditor, and with the Auditors without management involvement.

Breathe must provide for appropriate funding, as determined by the Committee, for the payment of (a) compensation to the Auditors; (b) compensation for any advisors employed by the Committee under this section; and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Annual Review

The Committee shall review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually, to ensure compliance with any rules or regulations and recommend any modifications to this Charter if and when appropriate to the Board for its approval.

The Board will conduct an annual performance evaluation of the Committee, taking into account the Charter, to determine the effectiveness of the Committee.

Approved with effect ●, 2024

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